For further information contact:
                                              Ernie Mrozek (CFO) 901.766.1268
                                              Steve Bono (COM)630.663.2150
                                              Bruce Byots (INV)630.663.2906

FOR IMMEDIATE RELEASE
May 10, 2005


                SERVICEMASTER REPORTS FIRST QUARTER 2005 RESULTS
                ------------------------------------------------

          Retention rates and customer counts continue to improve at TruGreen ChemLawn; Shift in timing of production to subsequent quarters

          Investments in sales and marketing at Terminix and American Home Shield made to sustain and improve top-line growth:

               Revenue growth at Terminix supported by strong growth in unit sales

               Continued  solid growth in revenues and profits at AHS

          Improved operating results at TruGreen LandCare

     DOWNERS GROVE, IL, May 10, 2005 - The ServiceMaster Company (NYSE: SVM) today announced first quarter 2005 revenues of $782 million, a 3 percent increase compared to the prior year. First quarter earnings per share from continuing operations were $.04, comparable to 2004. Increased securities gains at American Home Shield helped offset the effects of off-season sales and operating investments and unfavorable March weather.

     "As we entered 2005, our Company remained focused on revenue growth, pricing, improved retention and consistently delivering a satisfied service experience to our residential and commercial customers," said Jonathan Ward, Chairman and Chief Executive Officer. "In order to enhance our ability to achieve these objectives, during the first and continuing into the second quarter, we continued to make key investments in salespeople and marketing programs. These investments combined with our technology pilots and ongoing process improvement developments should enable us to create a sustainable growth profile for our shareholders."

Review of Cash Flows and Balance Sheet

     Net cash flow used for operating activities in the quarter was $148 million, compared to $16 million provided from operating activities in the previous year. This decrease in net cash flow of $164 million primarily reflects $131 million of a previously anticipated and disclosed tax payment pertaining to the 2004 IRS agreement. The Company anticipates that this payment will be partially offset by a reduction in estimated tax payments of approximately $45 million in the second half of 2005. In addition, comparability of cash flows was impacted by a higher level of incentive compensation payments in the first quarter of 2005 versus 2004 relating to previous year's performance.

     Total debt on March 31, 2005 was $876 million, approximately $71 million more than the level reported at December 31, 2004. The increase in debt was the result of the previously described tax payment, net of the use of available cash, combined with normal seasonal operating needs. Additionally, in April, the Company used its revolving credit facility to pay $137 million of 8.45 percent bonds that matured.

Outlook
-------

     "We continue to expect revenue growth to be in the mid-to-high single digit range in 2005 and that earnings per share will grow somewhat faster than revenues. In addition, excluding the impact of the IRS settlement, we expect cash from operating activities to increase and substantially exceed net income," said Ward.

     "Throughout the year, we expect to continue to overcome certain external factors that we do not directly control (e.g. rapidly rising fuel and health insurance costs and unfavorable weather). However, as we demonstrated in 2004, these challenges can be mitigated and in some cases used to our competitive advantage through a combination of focused cost controls, strategic initiatives, improved customer retention, and the proven ability of our employees to effectively execute in the field," concluded Ward.

Business Review by Segment
--------------------------
TruGreen

     The TruGreen segment reported first quarter revenues of $223 million, down 1 percent compared to prior year. Operating loss for the quarter was $(8) million compared to $(3) million in the prior year.

     First quarter revenues in the lawn care operations were $123 million, down 2 percent compared to 2004. Customer count growth, excluding the Canadian acquisition completed in April 2004, was 2 percent, reflecting improved retention rates, partially offset by a modest decrease in new sales. A successful expansion of its neighborhood selling efforts and other direct marketing programs substantially offset reduced telemarketing sales. The comparison of first quarter revenues was negatively impacted by late snow in several operating regions which delayed available service applications. Operating results for the quarter were approximately $9 million below prior year levels. The aforementioned production delays and the first-time absorption of $3 million of seasonal losses from the Canadian operations contributed to the lower operating results.

     First quarter revenues in the commercial landscaping operations were $100 million, comparable to prior year results. Excluding the impact of underperforming branches that had been shut down in 2004, revenue growth was 3 percent, primarily reflecting a solid increase in enhancement sales and modest growth in contract maintenance revenues. These operations achieved a $5 million reduction in operating losses for the quarter compared to prior year levels. This improvement reflects higher volume and gross profit margins and the impacts of one-time branch shut-down costs incurred last year.

Terminix

     Terminix reported first quarter revenues of $248 million, up 5 percent compared to the prior year. Revenues from sales of initial termite treatments were supported by a sharp increase in renewable unit sales from an expanded sales force, despite lower swarm activity from cooler seasonal temperatures. The favorable impact on revenues of this increased volume was partially offset by a shift in mix to lower priced services. Termite renewal revenue increased modestly reflecting improved pricing, partially offset by a slight decrease in customer retention. The pest control operations experienced solid growth in customers and revenues, reflecting double-digit increases in unit sales, partially offset by a decline in customer retention. Operating income for the quarter was $31 million compared to $36 million in the prior year. Operating results benefited from the increased revenues but were adversely impacted by planned incremental investments to increase the size of the sales force and to reorganize field operations, as well as a $3 million unfavorable correction of reserve levels established for termite damage claims in prior years.

American Home Shield

     The American Home Shield (AHS) segment reported first quarter revenues of $111 million, up 8 percent compared to the prior year. The home warranty business experienced strong growth in its renewal and direct to consumer channels, with comparable new sales in the real estate channel. Renewal sales were supported by an overall improved customer retention rate, while consumer sales benefited from an increased level of targeted direct mail. Operating income was $14 million compared to $10 million in the prior year, primarily reflecting revenue growth and a slightly lower incident rate of claims coupled with continued favorable trending in costs per claim, partially offset by incremental investments to increase market penetration and customer retention.

American Residential Services and American Mechanical Services

     The American  Residential  Services (ARS) and American  Mechanical Services
(AMS) segment reported first quarter revenues of $159 million, up 3 percent compared to the prior year. The segment experienced continued strong growth in AMS' commercial project revenues and modest gains in residential construction. Continued growth in retail channel HVAC sales, commercial plumbing and sewer line repairs were more than offset by declines in core HVAC and plumbing service calls. Overall, the seasonal operating loss of $(4) million was comparable to the prior year.

Other Operations

     The Other Operations segment reported first quarter revenues of $42 million, up 9 percent compared to the prior year. The ServiceMaster Clean and Merry Maids franchise operations reported a combined increase in earned revenue of 9 percent, primarily driven by continued strong results in disaster restoration and very strong internal growth in maid service. Operating loss for the quarter was $(8) million compared with $(9) million in the prior year, primarily reflecting increased profits from the franchise businesses and lower insurance costs, offset in part by increases in costs of certain strategic investments.

Non-Operating Expense/ (Income)
-------------------------------

     Non-Operating expenses for the quarter were $8 million compared with $12 million in the prior year. A modest increase in interest expense due to higher interest rates and debt balances was more than offset by a $5 million increase in income experienced on the AHS investment portfolio. This increase included a $2.5 million favorable correction in the accounting for a specific investment at AHS.

Conference Call Details
-----------------------

     The Company will review these results and discuss its outlook in a call at 11:00 a.m. CT on May 10, 2005. Interested parties may listen to the call at
(800) 287-0836. The conference call will include Jon Ward, Chairman and Chief Executive Officer, and Ernie Mrozek, President and Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21245235).

Company Overview
-----------------

     ServiceMaster provides outsourcing services for residential and commercial customers through a network of over 5,500 company-owned and franchised service centers and business units operating under leading brands, which include Terminix, TruGreen ChemLawn, TruGreen LandCare, ARS Service Express, Rescue Rooter, American Mechanical Services, ServiceMaster Clean, American Home Shield, Amerispec, Merry Maids, and Furniture Medic. As America's Service Brands for Home and Business, the core service capabilities of the Company include lawn care and landscape maintenance, termite and pest control, plumbing, heating and air conditioning services, cleaning, furniture repair and home warranty.

Business Segments
-----------------

     The Company is primarily comprised of five business segments: The TruGreen segment includes the lawn care operations performed under the TruGreen ChemLawn brand name and commercial landscaping services provided under the TruGreen LandCare brand name. The Terminix segment includes termite and pest control services. The American Residential Services and American Mechanical Services segment includes heating, ventilation, air conditioning, electrical and plumbing services provided under the ARS Service Express, AMS and Rescue Rooter brand names. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations segment includes the Company's franchised operations, which include ServiceMaster Clean, Merry Maids, Furniture Medic, the Company's international operations and headquarters.

Forward-Looking Statements
--------------------------

     This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): weather conditions that affect the demand for the Company's services; changes in competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance premiums, self insurance and healthcare claim costs; higher fuel prices; changes in the types or mix of the Company's service offerings or products; increased governmental regulation including telemarketing; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

THE SERVICEMASTER COMPANY
(In thousands, except per share data)


                                           Three Months Ended
                                                March 31,
Statements of Operations
                                            2005          2004
                                        ------------  ------------
Operating Revenue                       $    782,309  $    756,891

Operating Costs and Expenses:

Cost of services rendered
 and products sold                           556,323       545,056
Selling and administrative expenses          198,984       179,310
Amortization expense                           1,152         1,422
                                        ------------  ------------
Total operating costs and expenses           756,459       725,788
                                        ------------  ------------
Operating Income                              25,850        31,103

Non-operating Expense (Income):

Interest expense                              15,579        14,931
Interest and investment income                (9,374)       (4,570)
Minority interest and other expense, net       2,046         2,046
                                        ------------  ------------
Income from Continuing Operations
 before Income Taxes                          17,599        18,696
Provision for income taxes                     6,881         7,235
                                        ------------  ------------
Income from Continuing Operations             10,718        11,461

Loss from discontinued operations,
 net of income taxes                            (146)         (262)
                                        ------------  ------------
Net Income                              $     10,572  $     11,199
                                        ============  ============

Diluted Earnings Per Share (2):

Income from continuing operations             $ 0.04        $ 0.04

Loss from discontinued operations                ---           ---
                                              ------        ------
Diluted Earnings Per Share                    $ 0.04        $ 0.04
                                              ======        ======

Number of Shares - Basic                     291,117       291,799

Number of Shares - Diluted                   297,080       296,035


------------------------------------------------------------------
Dividends Per Share                           $ 0.11       $ 0.105
                                              ======       =======
Price Range Per Share:
 High Price                                   $13.90        $12.05
 Low Price                                     12.74         10.65
------------------------------------------------------------------

THE SERVICEMASTER COMPANY
(In thousands)

Condensed Balance Sheets                              As of
                                             March 31,     Dec. 31,
                      Assets                   2005          2004
                                           ------------  ------------
  Cash and cash equivalents                $    114,536  $    256,626
  Marketable securities                         106,443       103,681
  Receivables, net of allowances                375,109       369,026
  Inventories and other current assets          332,624       244,467
  Assets in discontinued operations               1,689         4,952
                                           ------------  ------------
    Total Current Assets                        930,401       978,752
                                           ------------  ------------
  Intangible assets, primarily trade
   names and goodwill, net of
   accumulated amortization                   1,796,046     1,788,824
  Property and equipment, net of
   accumulated depreciation                     186,635       186,817
  Long-term marketable securities               138,117       135,824
  Notes receivable and other assets              46,260        49,985
                                           ------------  ------------
    Total Assets                           $  3,097,459  $  3,140,202
                                           ============  ============
              Liabilities and Equity

  Current liabilities                      $    886,566  $    983,144
  Liabilities in discontinued operations         19,526        21,536
  Current debt maturities                        22,265        23,247
                                           ------------  ------------
    Total Current Liabilities                   928,357     1,027,927
                                           ------------  ------------
  Long-term debt                                853,503       781,841
  Other long-term obligations                   238,502       229,842
  Liabilities in discontinued operations          8,568         9,057
  Minority interest                             100,000       100,000
  Shareholders' equity                          968,529       991,535
                                           ------------  ------------
    Total Liab. and Shareholders' Equity   $  3,097,459  $  3,140,202
                                           ============  ============


                                               Three Months Ended
                                                    March 31,

Statements of Cash Flows                       2005          2004
                                           ------------  ------------

Cash and Cash Equivalents at January 1     $    256,626  $    228,161

Cash Flows from Operating Activities:

Net Income                                       10,572        11,199
Adjustments to reconcile net income to net
  cash flows from operating activities:
  Loss from discontinued operations                 146           262
  Depreciation                                   12,545        12,175
  Amortization                                    1,152         1,422
  Change in working capital, net of acquisitions:
    Decrease in tax accounts:
      Deferred income taxes                       4,391         5,815
      Resolution of income tax audits (1)      (130,568)          ---
    Other changes in working capital            (49,018)      (16,170)
  Other, net                                      3,238         1,514
                                           ------------  ------------
Net Cash (Used for) Provided from
  Operating Activities                         (147,542)       16,217
                                           ------------  ------------
Cash Flows from Investing Activities:
  Property additions                            (12,283)      (12,520)
  Sale of equipment and other assets                393           488
  Business acquisitions, net of cash acquired    (5,662)       (4,197)
  Notes receivable, financial investments
    and securities                              (10,790)        3,696
                                           ------------  ------------
Net Cash Used for Investing Activities          (28,342)      (12,533)
                                           ------------  ------------
Cash Flows from Financing Activities:
  Net borrowings (payments) of debt              72,282        (9,962)
  Purchase of ServiceMaster stock               (15,401)      (39,831)
  Shareholders' dividends                       (31,980)      (30,792)
  Other                                           8,652        (2,646)
                                           ------------  ------------
Net Cash Provided from (Used for)
  Financing Activities                           33,553       (83,231)
                                           ------------  ------------

                                           ------------  ------------
Net Cash Provided from (Used for)
  Discontinued Operations                           241        (2,042)
                                           ------------  ------------

Cash Decrease During the Period                (142,090)      (81,589)
                                           ------------  ------------
Cash and Cash Equivalents at March 31      $    114,536  $    146,572
                                           ============  ============

Notes:
(1) In January 2005, the Company reached a comprehensive agreement with the Internal Revenue Service (IRS) regarding its examination of the Company's federal income taxes through the year 2002. The agreement resolved all matters in the years under review. In the first quarter of this year, the Company paid $131 million of taxes and interest to the IRS and various states. The Company anticipates that, pursuant to its agreement with the IRS, this payment will be partially offset by an approximate $45 million reduction in estimated tax payments that would otherwise have been paid in the second half of the year.

(2) The weighted-average common shares for the diluted earnings per share calculation includes the incremental effect related to outstanding options whose market price is in excess of the exercise price. Shares potentially issuable under convertible securities have been considered outstanding for purposes of the diluted earnings per share calculations. In computing diluted earnings per share, the after-tax interest expense related to convertible debentures is added back to net income in the numerator, while the diluted shares in the denominator include the shares issuable upon conversion of the debentures.

Shares potentially issuable under convertible securities have not been considered outstanding for the three months ended March 31, 2005 and 2004, respectively, as it would result in a less dilutive computation. Had the inclusion of convertible securities not resulted in a less dilutive computation, incremental shares attributable to the assumed conversion of the debentures would have increased shares outstanding by 8.0 million shares for the three months ended March 31, 2005 and 2004 and the after-tax interest expense related to the convertible debentures that would have been added to the net income in the numerator would have been $1.2 million for both periods.

The following table reconciles both the numerator and the denominator of the basic earnings per share from continuing operations computation to the numerator and the denominator of the diluted earnings per share from continuing operations computation:

(in thousands, except per share data)

                                  Three months ended
                                     March 31, 2005

Continuing Operations:          Income    Shares    EPS
----------------------         --------  -------  ------
Basic EPS                      $ 10,718  291,117  $ 0.04

Effect of dilutive securities, net of tax:
 Options                                   5,963
                               --------  -------
Diluted EPS                    $ 10,718  297,080  $ 0.04
                               ========  =======  ======

                                  Three months ended
                                    March 31, 2004

Continuing Operations:          Income    Shares    EPS
----------------------         --------  -------  ------
Basic EPS                      $ 11,461  291,799  $ 0.04

Effect of dilutive securities, net of tax:
 Options                                   4,236
                               --------  -------
Diluted EPS                    $ 11,461  296,035  $ 0.04
                               ========  =======  ======

THE SERVICEMASTER COMPANY
(In thousands)


Segment Summaries
                               For the three months ended March 31,
                                   2005          2004      % Change
                               -----------   -----------   --------
Operating Revenue:
 TruGreen                      $   222,982   $   224,659        -1%
 Terminix                          247,745       236,796         5%
 American Home Shield              111,010       102,797         8%
 ARS/AMS                           158,549       153,984         3%
 Other Operations                   42,023        38,655         9%
                               -----------   -----------   --------
Total Operating Revenue        $   782,309   $   756,891         3%
                               ===========   ===========   ========

Operating Income:
 TruGreen                      $    (7,608)  $    (2,898)     -163%
 Terminix                           30,765        36,254       -15%
 American Home Shield               14,273        10,116        41%
 ARS/AMS                            (3,505)       (3,648)        4%
 Other Operations                   (8,075)       (8,721)        7%
                               -----------   -----------   --------
Total Operating Income         $    25,850   $    31,103       -17%
                               ===========   ===========   ========

The combined franchise operations of ServiceMaster Clean and Merry Maids comprised approximately 5% of the consolidated revenue for the three months ended March 31, 2005 and 2004. Due to the seasonality of the TruGreen and Terminix operations, these operations comprised approximately 24% and 21% of the consolidated operating income before headquarter overheads for the three months ended March 31, 2005 and 2004, respectively, a much higher percentage than is expected for subsequent quarters and the year as a whole.


                                          As of March 31,
                                   2005          2004      % Change
                               -----------   -----------   --------
Capital Employed:
 TruGreen                      $   862,573   $   850,163         1%
 Terminix                          626,962       598,445         5%
 American Home Shield              167,813       135,435        24%
 ARS/AMS                            90,871        94,805        -4%
 Other Operations and
  Discontinued Operations          196,078         6,717        N/M
                               -----------   -----------   --------
Total Capital Employed         $ 1,944,297   $ 1,685,565        15%
                               ===========   ===========   ========

Capital employed is defined as the segment's total assets less liabilities, exclusive of debt balances. The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company's business segments.


 Key Performance Indicators
                                     Rolling twelve month metrics
                                            as of March 31,

                                            2005       2004
                                          -------     -------

 TruGreen ChemLawn-
  Growth in Full Program Contracts             6% (a)      2%
  Customer Retention Rate                   65.5% (a)   63.6%

 Terminix -
  Growth in Pest Control Customers             6%          4%
  Pest Control Customer Retention Rate      77.2%       77.6%

  Growth in Termite Customers                  0%         -2%
  Termite Customer Retention Rate           87.8%       88.2%

 American Home Shield -
  Growth in Warranty Contracts                 5%          6%
  Customer Retention Rate                   55.7%       54.7%


 (a) Customer count growth in 2005, excluding the impact of the Canadian acquisition completed in April 2004, was approximately 2%. The customer retention rate improvement in 2005, excluding the impact of the Canadian acquisition added to the customer base, was approximately 90 basis points.